Exhibit 10.45

Altairnano 2010 Incentive Bonus
Plan Document

Purpose – The annual Incentive Bonus is intended to compensate all regular employees for achieving pre-determined individual (for Level 2 - 6 employees only) and corporate goals. The Bonus is a key element of the Company’s total compensation plan for all employees. This document outlines the scope and administration of the 2010 Incentive Bonus Plan.

Eligibility – All regular employees are included in the plan. The extent of their participation is based on their actual earned covered compensation for 2010. A participant must be an employee on the date the bonus is paid to receive a bonus award. We do not consider a bonus under this plan to be earned until the date it is paid. This plan is not a contract and may be amended, eliminated or replaced at Altairnano’s sole discretion.  Under all circumstances, payment of bonus is at the sole discretion of the Board of Directors.

Overview of Plan
The 2010 Incentive Bonus Plan is based upon the Individual Employee and Total Company Performance, equally weighted for Levels 2 – 6, 50% of Incentive Bonus Opportunity based on Individual Employee Performance and 50% of Incentive Bonus Opportunity based on Company Performance. The Incentive Bonus for Levels 7 –13 is based on 100% on Company Weighted Performance.

The Company Weighted Performance has four components:

Component	Target	Weighting
Total Revenue Order Backlog Current Assets at Year End (less short-term investments in available for sale securities) Safety	$ 13.0 million $ 44.5 million $ 16.9 million 2.65 OSHA Incidence Rate	40% 30% 25% 5%

The Incentive Bonus is triggered when Employee Performance meets or exceeds 100% of the individual objectives and when Company Weighted Performance is at least 100%.  (No Bonus will be paid for the Employee Performance unless the Company Weighted performance is 100%, or greater).  The Incentive Bonus for Company Weighted Performance is triggered when 100% of target performance is achieved, as well. The multiplier achieved increases linearly from 100% to 150% for 100% to 125% Performance, as illustrated in Chart 1. The Company Weighted bonus and Employee bonus multipliers are each capped at 150%.

CHART 1

The amount of the Incentive Bonus varies by Employee Level (Chart 2):

Employee Level	Incentive Bonus Opportunity (% of Employee Salary)
	Opportunity	Cash Payout	Stock Payout
2 to 6	15%	100%	0%
7 to 8	25%	60%	40%
9 to 10	40%	60%	40%
11 to 12	60%	60%	40%
13	80%	60%	40%

Bonus Generation – The Bonus Pool is determined after year-end when the audited financial results are made available. The calculation of bonus will be made by the CFO or his designee, confirmed by the independent auditor and approved by the Board Compensation, Nominating and Corporate Governance Committee before distribution.

The four weighted components of the Company Performance are defined as:

Total Revenue –	The total revenues recorded for 2010 in accordance with GAAP as reported on the audited financial statements.

Order Backlog – Current Assets at Year End –
The amount any customer is firmly committed to purchase during 2011 or thereafter as set forth in any signed PO or contract, customer collaboration or grant, measured at year-end in accordance with GAAP and SEC reporting standards.

Total Current Assets reported on the audited financial statements at year end 2010, net of: (1) Investments (available for sale securities); and (2) any cash raised from the sale or exercise of options, warrants and new issuance of shares in excess of the budgeted net raise of $13-million.

Safety –	The OSHA incidence rate for the Company for 2010 as reported by EH&S.

Bonus Payout – There are target payouts for each Level (Chart 2). Each employee may receive more or less than the target payout for their Level. (However, the total bonus pool award earned by the Company is not affected by these adjustments.)

Employees for Levels 2 – 6 receive a cash payment; employees at Levels 7 – 13 (including all executive officers) will receive payment as 60% cash and 40% ALTI stock grant. The Compensation, Nominating and Corporate Governance Committee must approve the overall Plan award and the individual awards for all executive officers.

The number of shares issued is determined using the volume weighted average price (VWAP) of ALTI shares during the bonus earnings period of January – December 2010.  The Grant Date establishes the taxable value of the bonus stock to the employee, regardless of the award date. An example follows.

Chart 3 - Payout Example – Assuming $25,000 bonus for a level 7 employee

Bonus Calculation
Cash Allocation at 60%	$15,000
Stock Allocation at 40%	$10,000
Total	$25,000

Stock Allocation	$10,000
Divided by VWAP Price (estimate)	$2.00
Equals Number of Shares Granted	5,000

Calculation for Stock Grant Earnings
Taxable Shares Granted	5,000
Closing Price on day prior to Grant Date (estimate)	x $1.50
Taxable Stock Value	$7,500

Reported Earnings (W2)
Gross Cash Distribution	$15,000
Taxable Stock Value	$7,500
Total Taxable Bonus Value	$22,500

(note – tax withholding on both earnings elements will be deducted from the cash portion)

Discretionary Bonus & Adjustments – The Compensation, Nominating and Corporate Governance Committee may also make discretionary bonuses from time to time if it determines, after considering the total base salary, annual incentive bonus and equity-based compensation to an employee(s), that the total compensation otherwise earned by the employee(s) underrepresented the value or contribution of the employee(s) during the year. Conversely, an employee may receive less than the target payout for his or her level if the value or contribution of the employee during the year was inadequate or inferior to what was expected from an employee in his or her position.

Recoupment –  The Compensation, Nominating and Corporate Governance Committee has the sole and absolute authority, to the full extent permitted by applicable law, to require that each executive officer agree to reimburse the Company for all or any portion of any  Incentive Bonus  if:

(1)  the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement,

(2)  in the view of the Compensation, Nominating and Governance Committee, the executive engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the Company, and

(3)  a lower payment would have occurred based upon the restated financial results.

In each such instance, the Company will, to the extent practicable and allowable under applicable laws, require reimbursement of any bonus in the amount by which the executive officer’s annual Incentive Bonus for the relevant period exceeded the lower payment that would have been made based on the restated financial results, provided that the Company will not seek to recover Incentive Bonuses paid more than one year prior to the date the need for such material financial restatement is determined.

Disability, FMLA and Workers’ Comp – The intent of the Incentive Bonus Plan is to reward individual performance and company performance contributions per the stated rules andprocedures in this document. If an eligible employee is absent from their regular position due to FMLA, workers' compensation or disability, they are still eligible for an earned award based on the pro-rata number of actual days worked and the resultant covered compensation. Amounts of funds received from Workers’ Compensation, disability insurance benefits or other sources are not to be included in the calculation of earned covered compensation.

Extraordinary Events – In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which Altair Nanotechnologies Inc. or the subsidiary for which employee primarily provides services is a party, any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Altair Nanotechnologies Inc. or the subsidiary for which employee primarily provides services, or the transfer by one or more shareholders, in one transfer or several related transfers, of 50% of more of the common shares outstanding on the date of such transfer (or the first of such related transfers) to persons, other than wholly-owned subsidiaries or family trusts,  who were not shareholders of the Altair Nanotechnologies Inc. prior to the first such transfer (each, a “Transaction”), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select, prior to the consummation of the Transaction, one of the following alternatives for treating this incentive bonus plan: (a) this incentive bonus plan shall remain in effect in accordance with its terms; (b) this incentive bonus plan shall remain in effect in accordance with its terms but shall be assumed (in total and/or with respect to employees who primarily provide services to transferred subsidiaries or business units) by the surviving corporation of any Transaction (including, if applicable, the purchaser of a business unit or its assets); or (c) any future accruals under this incentive bonus plan shall terminate as of the consummation of the Transaction and all bonus components, target bonuses and other aspects of this incentive bonus plan shall be pro-rated based upon the number of days that have elapsed in the calendar year.

Example Scenarios – Several example scenarios of Bonus Award calculation are illustrated as Chart 4.

CHART 4

Scenario 1 – All Target components are met at 100%

Criteria	Objective ($ in millions)	Actual ($ in millions)	% Performance	Weighting	Weighted Performance %

Total Revenue (meet or exceed)	$13.0	$13.0	100.0%	40.0%	40.0%
Order Backlog (meet or exceed)	$44.5	$44.5	100.0%	30.0%	30.0%
Cash at year end (meet or exceed)	$16.9	$16.9	100.0%	25.0%	25.0%
Safety (meet or less than)	2.65	2.65	100.0%	5.0%	5.0%
					100.0%

				Payout %	= 100.0%

Employee at level 2-6 with 100% individual performance:

		Weighting	Results %	% Target

Company performance		50.0%	100.0%	50.0%
Individual performance	100.0%	50.0%	100.0%	50.0%
				100.0%
	Opportunity level		15.0%
	Total Bonus as % of earned compensation			15.0%

Employee at level 7-13 would earn their Opportunity % at	100.0%

CHART 4 (continued)

Scenario 2 – Individual Performance meets Target, Company Weighted performance below 100%

Criteria	Objective ($ in millions)	Actual ($ in millions)	% Performance	Weighting	Weighted Performance %

Total Revenue (meet or exceed)	$13.0	$13.0	100.0%	40.0%	40.0%
Order Backlog (meet or exceed)	$44.5	$33.4	75.0%	30.0%	22.5%
Cash at year end (meet or exceed)	$16.9	$16.9	100.0%	25.0%	25.0%
Safety (meet or less than)	2.65	2.65	100.0%	5.0%	5.0%
					92.5%

Payout % = 0%

Employee at level 2-6 with 100% individual performance:

		Weighting	Results %	%Target

Company performance		50.0%	0%	0%
Individual performance	100.0%	50.0%	100.0%	50.0%
				50.0%

	Total Bonus as % of earned compensation			0%

(Individual Performance not earned unless Company Weighted Performance equal to or greater than 100%.)

Employee at level 7-13 would earn their Opportunity % at	0%

CHART 4 (continued)

Scenario 3 – Company Performance Exceeds Targets

Criteria	Objective ($ in millions)	Actual ($ in millions)	% Performance	Weighting	Weighted Performance %

Total Revenue (meet or exceed)	$13.0	$14.2	109.3%	40.0%	43.7%
Order Backlog (meet or exceed)	$44.5	$49.5	111.2%	30.0%	33.4%
Cash at year end (meet or exceed)	$16.9	$18.5	109.5%	25.0%	27.4%
Safety (meet or less than)	2.65	2.40	110.4%	5.0%	5.5%
					110.0%

Payout % = 120.0%

Employee at level 2-6 with 100% individual performance:

		Weighting	Results %	%Target

Company performance		50.0%	120.0%	60.0%
Individual performance	100.0%	50.0%	100.0%	50.0%
				110.0%
		Opportunity level	15.0%
	Total Bonus as % of earned compensation			16.5

Employee at level 7-13 would earn their Opportunity % at	120.0%

Payout % Calculation

Payout% = mx + b	m = Incentive Multiplier delta) (Performance delta)		2.00
	x = (Weighted Performance% results)	See scenarios above
	b = ((Incentive Multiplier base) –m*(Performance Base))		(1.00)

Note: Both Individual Employee Performance and Company Performance are identical.
Incentive Multiplier base	100.0%	Performance base	100.0%
Incentive Multiplier maximum	150.0%	Performance maximum	125.0%
Incentive Multiplier delta (change)	0.50	Performance delta (change)	0.25

	Scenario 1	Scenario 2	Scenario 3

Weighted performance% is as calculated	100.0%	50%	110%

Payout% calculation	100.0%	0%	120%

Note – Nothing in this Plan Document should be construed as a contract of employment or otherwise alter the at-will nature of each participant’s employment with the Company.